As filed with the U.S. Securities and Exchange Commission on March 2, 2020.
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Eventbrite, Inc.
(Exact name of registrant as specified in its charter)
_______________________________
Delaware (State or other jurisdiction of incorporation or organization)	14-1888467 (I.R.S. Employer Identification Number)

155 5th Street, 7th Floor
San Francisco, California 94103
(Address of Registrant’s Principal Executive Offices) _____________________________

Eventbrite, Inc. 2018 Stock Option and Incentive Plan Eventbrite, Inc. 2018 Employee Stock Purchase Plan
(Full titles of the plans) _____________________________
Julia D. Hartz
Chief Executive Officer
Eventbrite, Inc.
155 5th Street, 7th Floor
San Francisco, California 94103
(Name and address of agent for service) _____________________________

(415) 692-7779 (Telephone number, including area code, of agent for service) _____________________________
Copies to:
Kathleen Wells Maj Vaseghi Latham and Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600	Samantha E. Harnett Julia D. Taylor Eventbrite, Inc. 155 5th Street, 7th Floor San Francisco, California 94103 (415) 692‑7779
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐
_____________________________
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A common stock, $0.00001 par value per share:
—reserved for issuance pursuant to the Eventbrite, Inc. 2018 Stock Option and Incentive Plan	4,285,237(2)	$14.00(3)	$59,993,318.00	$7,787.14
—reserved for issuance pursuant to the Eventbrite, Inc. 2018 Employee Stock Purchase Plan	857,047(4)	$11.905)	$10,198,859.30	$1,323.82
TOTAL:	5,142,284		$70,192,177.30	$9,110.96

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock (“Class A common stock”) that become issuable under the Registrant’s 2018 Stock Option and Incentive Plan (the “2018 Plan”) and the Registrant’s 2018 Employee Stock Purchase Plan (“2018 ESPP”) by reason of any stock dividend, stock split or similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of Class A common stock.

(2)
Represents shares of Class A common stock that were automatically added to the shares authorized for issuance under the 2018 Plan on January 1, 2020 pursuant to an “evergreen” provision contained in the 2018 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2018 Plan automatically increases on January 1st of each year by five percent (5%) of the total number of shares of the Registrant’s Class A common stock and Class B common stock (“Class B common stock”) issued and outstanding as of the immediately preceding December 31st or such lesser number of shares as approved by the Registrant’s board of directors or the Registrant’s compensation committee.

(3)
Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $14.00 per share, which is the average of the high and low prices of Class A common stock on February 28, 2020, as reported on the New York Stock Exchange.

(4)
Represents shares of Class A common stock that were automatically added to the shares authorized for issuance under the 2018 ESPP on January 1, 2020 pursuant to an “evergreen” provision contained in the 2018 ESPP. Pursuant to such provision, the number of shares reserved for issuance under the 2018 ESPP automatically increases on January 1st of each year by the lesser of (i) 1,534,500 shares of Class A common stock, (ii) one percent (1%) of the total number of shares of Class A common stock and Class B common stock issued and outstanding as of the immediately preceding December 31st or (iii) such lesser number of shares of Class A common stock as approved by the administrator of the 2018 ESPP, which is a person or persons appointed by the Registrant’s board of directors.

(5)
Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of $14.00 per share, which is the average of the high and low prices of Class A common stock on February 28, 2020, as reported on the New York Stock Exchange. Pursuant to the 2018 ESPP, the purchase price of the shares of Class A common stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of a share of Class A common stock on the first day of trading of the offering period or on the exercise date.

REGISTRATION OF ADDITIONAL SECURITIES PURSUANT TO GENERAL INSTRUCTION E

This Registration Statement on Form S-8 is being filed by Eventbrite, Inc. (the “Registrant”) to register 4,285,237 additional shares of Class A common stock, par value $0.00001 per share, reserved for issuance under the 2018 Plan and 857,047 additional shares of Class A common stock, par value $0.00001 per share, reserved for issuance under the 2018 ESPP.

Pursuant to General Instruction E of Form S-8 regarding Registration of Additional Securities, the contents of the Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on September 20, 2018, as amended on September 28, 2018 (File No. 333-227433) and March 7, 2019 (File. No. 333-230141) are hereby incorporated by reference in this Registration Statement to the extent not replaced hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents filed with the Commission by the Registrant are incorporated by reference into this Registration Statement:

(a)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Annual Report”), filed with the Commission on March 2, 2020 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	The Registrant's Current Report on Form 8-K filed with the Commission on January 31, 2020; and

(c)
The description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38658) filed with the Commission on September 17, 2018 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the shares registered hereunder have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

Exhibit Number	Exhibit Title	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Form of Class A common stock certificate of the Registrant.	S-1	333-226978	4.1	9/7/18
4.2	Eventbrite, Inc. 2018 Stock Option and Incentive Plan and forms of agreements thereunder.	10-K	001-38658	10.9	3/7/19
4.3	Eventbrite, Inc. 2018 Employee Stock Purchase Plan.	S-1	333-226978	10.10	8/23/18
5.1	Opinion of Latham & Watkins LLP.					X
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.					X
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1	Power of Attorney (contained on signature page hereto).

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on March 2, 2020.
EVENTBRITE, INC.

By:     /s/ Julia Hartz
Julia Hartz
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Julia Hartz, Charles Baker and Samantha Harnett, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Eventbrite, Inc., and any or all amendments (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Julia Hartz Julia Hartz	Chief Executive Officer and Director (Principal Executive Officer)	March 2, 2020

/s/ Charles Baker Charles Baker	Chief Financial Officer (Principal Financial Officer)	March 2, 2020

/s/ Shane Crehan Shane Crehan	Chief Accounting Officer (Principal Accounting Officer)	March 2, 2020

/s/ Katherine August-deWilde Katherine August-deWilde	Director	March 2, 2020

/s/ Roelof Botha Roelof Botha	Lead Independent Director	March 2, 2020

/s/ Kevin Hartz Kevin Hartz	Chairman and Director	March 2, 2020

/s/ Jane Lauder Jane Lauder	Director	March 2, 2020

/s/ Sean P. Moriarty Sean P. Moriarty	Director	March 2, 2020

/s/ Lorrie M. Norrington Lorrie M. Norrington	Director	March 2, 2020

/s/ Helen Riley Helen Riley	Director	March 2, 2020

/s/ Steffan C. Tomlinson Steffan C. Tomlinson	Director	March 2, 2020